UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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THE WENDY’S COMPANY

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Explanatory Note

On May 12, 2022, The Wendy’s Company (the “Company”) submitted a Report Feedback Statement (the “RFS”) to Glass Lewis regarding the Glass Lewis proxy paper related to the Company’s 2022 annual meeting of stockholders. The content of the RFS is reproduced in its entirely below.

May 12, 2022

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

Re: 2022 Glass Lewis Proxy Report Feedback Statement

To: Glass Lewis Subscribers

We appreciate the opportunity to respond directly to the Glass Lewis proxy paper published on April 29, 2022 related to the 2022 annual meeting of stockholders of The Wendy’s Company (the “Company”).

The Company is writing to respond to Glass Lewis’ recommendation that stockholders vote “against” the re-election of Nelson Peltz, the Chair of our Board of Directors, at the Company’s 2022 annual meeting. More specifically, we are writing to respond to the characterization of the Company and our Board included in the Glass Lewis proxy paper, which is based on information provided by the proponents of a “Vote No” campaign targeting certain of the Company’s directors. The proxy paper was prepared without input from the Company, and we would like to ensure that our stockholders have the benefit of the Company’s perspective.

Background on the “Vote No” Campaign

The “Vote No” campaign relates to a stockholder proposal that was presented at the Company’s 2021 annual meeting requesting additional disclosure regarding human rights in the Company’s supply chain, including with respect to the COVID-19 pandemic. Our Board of Directors recommended that stockholders vote “for” the proposal, which was then approved at our annual meeting. The Company devoted significant time and resources to the topic and, in late 2021, published a comprehensive People & Ethics Report that outlined the ways we stayed connected to our key North American suppliers following the onset of the COVID-19 pandemic, with a focus on worker safety, health and well-being.

The proponents of the “Vote No” campaign have characterized our report as failing to adequately respond to the proposal and have criticized the Company for not engaging with the proponent. We strongly disagree with that characterization and believe we substantially implemented the proposal.

The People & Ethics Report not only responded to the substance of the proposal, but also addressed the topics of labor practices, human rights and our supply chain more comprehensively. The Company applied a materiality lens in determining how best to communicate to not just the proponent, but other stakeholders interested in this topic. We responded directly to the majority of the information requested by the proposal, omitting certain highly specific details that we did not view as being meaningful to our stockholders or, in some cases, appropriate for public disclosure. Among other items, the report included:

•	A discussion of our commitment to human rights and equitable labor practices;

•	Detailed information regarding the size and scope of our North American supply chain;

•	Additional background regarding the history and scope of our Supplier Code of Conduct;

•	A discussion of the impacts of COVID-19 on the Company and our supply chain;

•	An overview of stakeholder engagement, including answers to specific questions that were requested by the proposal or of interest to our stakeholders, such as:

○	the primary supply chain challenges faced in 2020 during the peak of COVID-19;

○	the implementation of new safety protocols in our supply chain as a result of COVID-19;

○	confirmation that we did not become aware of any concerns that resulted in the suspension or termination of supplier relationships due to COVID-19;

○	information on third-party audits, including a description of the human rights and labor practice frameworks that are consistent with our Supplier Code of Conduct;

○	information regarding the systems and processes for employees and other individuals to report potential worker safety concerns or ethics violations; and

○	Learnings from our experiences during the COVID-19 pandemic that we believe can be applied on a go-forward basis.

•

Detailed information regarding our human rights reviews, including such topics as hiring practices, minimum age requirements/child labor, a healthy and safe work environment, housing, voluntary employment, working hours and time off, wages and benefit, discrimination and harassment, freedom of association and labor practices reviews; and

•	Our commitment to continuous improvement in encouraging responsible and sustaining sourcing.

We believe our People & Ethics Report not only substantially implemented the proposal, but went above and beyond by addressing numerous additional areas of human rights in our supply chain that are of interest to the Company’s stakeholders.

Wendy’s Engagement History on this Topic

Over the years, the Company has had discussions with numerous stakeholders on the topic of human rights in the Company’s supply chain and, leading up to our 2021 annual meeting, the Company did engage directly with the proponent on the substance of their specific proposal.

Despite this engagement, the Company, as well as some of our individual Board members, have been targeted by individuals and groups associated with the “Fair Food Program” because the Company does not participate in that program. The reason the Company does not participate in this program is simple: there is no nexus between the Company’s North America supply chain, which exclusively sources indoor greenhouse-grown tomatoes, and this program, which predominantly represents outdoor grown tomato operations. As stated in our People & Ethics Report, the Company considers this program to be an acceptable human rights assurance framework that would meet the requirements we have for our fresh produce suppliers. However, at the present time, none of our suppliers use this program.

Wendy’s Commitment to Strong Corporate Governance and ESG

Our Board of Directors is committed to maintaining strong corporate governance practices as a critical component of driving sustained stockholder value. As part of its oversight role, our Board continues to be very active in the ESG space and has helped drive significant progress on our ESG journey. The Board has a dedicated Corporate Social Responsibility Committee that oversees the Company’s CSR strategic initiatives, including the ESG topics that are most material to the Company and our stakeholders. The Company is proud of our work and track record on our ESG focus areas, as well as our frequent communications with stockholders on material ESG topics, including human rights in our supply chain.

Wendy’s Vote Recommendation

As described in our 2022 proxy statement, each of our director nominees brings to the Board a wide variety of qualifications, skills and attributes that strengthens the Board’s ability to carry out its governance and oversight role on behalf of our stockholders. We believe the skills and attributes of our Board members have helped shape the strategic direction of the Company and have supported our very strong performance over the past decade.

The Company does not believe the “Vote No” campaign targeting certain of our directors has merit. We strongly encourage our stockholders to vote “for” each of the 11 director nominees named in our 2022 proxy statement, in accordance with the recommendation of our Board of Directors.

Thank you for this opportunity to provide input into the Glass Lewis process. We welcome engagement from our stockholders and Glass Lewis at any time.

Best regards,

/s/ Todd A. Penegor
Todd A. Penegor
President and Chief Executive Officer